Exhibit 23.1

Consent of Independent Auditors

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ISTA Pharmaceuticals, Inc. for the registration of 13,421,030 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2003, with respect to the consolidated financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
March 11, 2003